Exhibit 99.1

Inergy, L.P. Announces $200 Million Private

Placement of Senior Notes Due 2015

Kansas City, MO (January 28, 2009) – Inergy, L.P. (NASDAQ:NRGY) and its wholly-owned subsidiary Inergy Finance Corp. announced today that they intend to sell in a private placement under Rule 144A to eligible purchasers $200 million in aggregate principal amount of senior unsecured notes due 2015.

Inergy, L.P. intends to use the net proceeds from the private placement to repay borrowings under its existing revolving acquisition credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; a declining commodity price environment requiring cash collateral payments; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

###